Exhibit 4.5

LOCK-UP AGREEMENT

June     , 2004

Neidiger, Tucker, Bruner, Inc.

1675 Larimer Street, Suite 300

Denver, Colorado 80202

Lane Capital Markets

263 Queens Grant Road

Fairfield, Connecticut 06824

Ladies and Gentlemen:

The undersigned understands that Neidiger, Tucker, Bruner, Inc. and Lane Capital Markets (the “Representatives”) propose to enter into an Underwriting Agreement with Arena Resources, Inc., a Nevada corporation (the “Company”) providing for the public offering of shares of Common Stock and Redeemable Warrants of the Company (the “Securities”) pursuant to a Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission.

In consideration of the agreement by the Representatives to offer and sell the Securities pursuant to the public offering, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that he, she or it will not, directly or indirectly, for a period of 12 months following the date of the Prospectus relating to the public offering of the Securities, sell, offer to sell, contract to sell, grant any option for the sale of, grant any security interest in, pledge, hypothecate, or otherwise sell or dispose of any of the Common Stock, or any options or warrants to purchase any Common Stock, or any securities convertible into or exchangeable for Common Stock, or any interest in such securities or rights, owned directly by the undersigned or with respect to which the undersigned has the power of disposition, in any such case whether now owned or hereafter acquired at any time prior to the Effective Date of the Registration Statement, other than (i) as a bona fide gift or gifts, provided that the undersigned provides prior written notice of such gift or gifts to the Representatives and the donee or donees thereof agree to be bound by the restrictions set forth herein, (ii) intra-family transfers or transfers for estate planning purposes, provided that the undersigned provides prior written notice of such transfer or bequest, and such transferee or beneficiary agrees to be bound by the terms hereof, (iii) a transfer in a privately negotiated sale not effected on a recognized stock exchange, provided that the undersigned provides prior written notice of such transfer and such transferee agrees be bound by the terms hereof or (iv) with the prior written consent of the Representatives. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any of the Common Stock held by the undersigned except in compliance with the foregoing restrictions. The Representatives may in their sole discretion without notice, release all or any portion of the

Neidiger, Tucker, Bruner, Inc.

Lane Capital Markets

June     , 2004

securities subject to this Lock-Up Agreement or any similar agreement executed by any other security holder, and if the Representatives release any securities of any other security holder, securities of the undersigned shall not by virtue thereof be entitled to release from this Lock-Up Agreement.

In the event that the undersigned owns no Common Stock of the Company at the date hereof or prior to the Effective Date, but has the right to acquire Common Stock of the Company pursuant to options or warrants, and if the undersigned exercises such options or warrants prior to the expiration of the 12-month period commencing on the Effective Date, he, she or it agrees that the Common Stock purchased on such exercise of options or warrants will be subject to the terms of this Lock-Up Agreement for the remaining portion of such 12-month period which commenced on the Effective Date. In addition, the undersigned agrees that he, she or it will not sell, pledge, hypothecate or otherwise dispose of such Common Stock pursuant to the exemption afforded by Rule 701 under the Securities Act of 1933, as amended, during such 12-month period without the prior written consent of the Representative.

The undersigned further agrees that for a period of one (1) year following the expiration of this Lock-Up Agreement the undersigned shall offer the Representatives the exclusive opportunity to purchase the Common Stock of the Company that the undersigned desires to sell (either privately or publicly) on terms at least as favorable as the undersigned can obtain elsewhere. If the Representatives fail to accept in writing any such proposal for sale within three (3) business days after receipt of a notice containing such proposal, then the Representatives shall have no claim or right with respect to any such sales contained in such notice. If, thereafter, such proposal is modified in any material respect, the undersigned shall adopt the same procedure as with respect to the original proposal. Public or private sales of Common Stock by the undersigned shall not include gifts, intra-family transfers or transfers for estate planning purposes, which shall be exempt from the provisions of this paragraph only.

The undersigned understands that the Company and the Representatives will undertake the public offering in reliance upon this Lock-Up Agreement.

Very truly yours,

By:

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